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FOR IMMEDIATE RELEASE



       HIGHLAND CAPITAL PARTNERS TO CO-INVEST $10 MILLION IN FATBRAIN.COM
                              WITH VULCAN VENTURES

        Highland's Keith Benjamin to Join Fatbrain.com Board of Directors

SANTA CLARA, CALIF. AND BOSTON, MA. -- NOVEMBER 1, 1999 -- Fatbrain.com, Inc. (Nasdaq: FATB), the Internet's most comprehensive bookstore for professionals, and Highland Capital Partners today announced that they have signed a definitive agreement for Highland to invest $10 million in Fatbrain.com as part of the previously announced round of financing by Vulcan Ventures, the investment organization of Paul G. Allen. The funding will be used to help fuel Fatbrain.com's e-commerce initiatives, including eMatter, the Internet's first secure digital publishing platform. Under the terms of the agreement, Highland will purchase unregistered shares of Fatbrain.com common stock for 110% of the five day average closing price of Fatbrain.com's shares through Friday, October 15, 1999. Highland will purchase warrants to make future investments in the Company at 125% of the initial purchase price.

     In addition, Keith Benjamin, well-known Internet analyst who recently joined Highland (see Highland press release dated 10/04/99) will become a member of Fatbrain.com's Board of Directors, increasing the total number of board members to eight. Fatbrain.com represents Benjamin's first investment since joining Highland.

     "We believe eMatter will revolutionize publishing, creating a compelling platform for literary works of all types. Ideal for mid-length documents, eMatter may prove very attractive in a world where we want more than pictures but don't have time to read for extended periods on one subject," said Keith Benjamin, General Partner at Highland Capital Partners. "Fatbrain.com could be the next eBay or MP3 of publishing, as it provides a new platform for the secure exchange of intellectual property."

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HIGHLAND PUMPS $10M INTO FATBRAIN.COM; BENJAMIN JOINS BOARD               PAGE 2


WHY EMATTER MATTERS

     eMatter is the first-ever secure solution that allows authors and publishers to publish and sell their works online, earning royalties of at least 50 percent on every copy sold. The eMatter program provides a new global distribution channel for works of all kinds, including books, magazines and articles. In addition, eMatter is ideal for specialty documents, which may include articles that are longer than a magazine but shorter than a book and out-of-print materials. eMatter combines new secure digital rights technologies with Fatbrain.com's established community of customers to provide a rich channel for the exchange of timely, valuable information between writers and readers everywhere. eMatter content currently covers a broad range of professional topics including technology, business, finance, medicine and science, plus a variety of creative subjects such as fiction, poetry, self-help and how-to guides.

BOARD MEMBERSHIP

     This is Keith Benjamin's first board seat since joining Highland Capital Partners. "I'm excited to be working with Chris MacAskill and his team. eMatter lends itself to viral marketing, enabling a very attractive business model. We do not believe this incremental value has been reflected in Fatbrain's stock."

     Chris MacAskill, President and Chief Executive Officer of Fatbrain.com, commented, "We are delighted that Highland Capital has chosen to join Vulcan Ventures in supporting our entrance into the exciting new digital publishing arena. This new partnership gives us the privilege of welcoming Internet visionary Keith Benjamin to our board, and we look forward to the contributions of both Keith and Diane Daggatt of Vulcan Ventures as integral members of our dynamic team."

ABOUT HIGHLAND CAPITAL PARTNERS

Founded in 1988, Highland Capital Partners is a leading venture capital firm focused on building companies in the Internet/E-commerce, communications, information technology and medical markets. With over $500 million under management, Highland has worked with such firms as ANDA Networks, AccessLan, Ask Jeeves, Avid Technology, Be Free, Bolt Media, CheckFree, eToys, Gamesville.com, LivePerson, Lycos, Mainspring, MapQuest, Medscape, NextCard, RoweCom, Send.com, Sybase, WebLine Communications and Wit Capital. For additional information, visit the company's web site at www.hcp.com or call 1-617-531-1500.

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ABOUT FATBRAIN.COM

Fatbrain.com, the Internet's most comprehensive bookstore for professionals, is the first e-commerce provider to deliver secure digital publishing through its eMatter initiative. Recently named the number two fastest-growing public company in Silicon Valley, Fatbrain.com offers a world-class selection of books, training materials and documentation for professionals in business and finance, technology and other industries. Through its corporate Intranet bookstore program, Fatbrain.com is accessible from the desktops of more than 1.3 million employees at customer sites. Fatbrain.com offers discounts of up to 40 percent, and all in-stock orders placed by 4 PM PST ship the same business day. Visit Fatbrain.com on the Web at http://www.fatbrain.com.

                                       ###


This announcement may contain forward-looking statements that involve risks and uncertainties including, among others, Fatbrain.com's limited operating history, anticipated losses, the unpredictability of its future revenues, competition, risks associated with system development and operation risks, management of potential growth, and risks of new business areas, international expansion, business combinations, and strategic alliances. Actual results could differ materially from those discussed. More information about factors that potentially could affect Fatbrain.com's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Registration Statement filed under its original name, Computer Literacy, Inc., on Form SB-2 on November 19, 1998, as amended. All forward looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Fatbrain.com is a trademark of Fatbrain.com, Inc. All company and product names may be trademarks of the respective companies with which they are associated.


For more information, contact:

Fatbrain.com                            Morgen-Walke Associates
Don Alvarez                             Alex Wellins, Jennifer Jarman
Chief Financial Officer                 (415) 296-7383
(408) 845-0151                          Financial Press:
dona@fatbrain.com                       Alicia Nieva-Woodgate
                                        (415) 296-7383


Highland Capital Partners               The Horn Group, Inc.
Michael Gaiss                           Carolyn Wilkins
Senior Vice President                   (781) 794-9933 ext. 236
(617) 531-1517                          cwilkins@horngroup.com
mgaiss@hcp.com